HomeStreet Completes Purchase of Two Branches from AmericanWest Bank

SEATTLE - December 6, 2013 - HomeStreet Bank and its parent company, HomeStreet, Inc. (NASDAQ:HMST) (the “Company”), announced today the completion of its purchase of two retail deposit branches and some related assets from AmericanWest Bank, a Washington state-chartered bank. The branches, located in Bainbridge Island and West Seattle, increase HomeStreet’s total deposits to approximately $2.37 billion on a pro forma basis as of September 30, 2013, and increase the bank’s retail deposit branch network to 20 in its home region of Puget Sound (Washington) and 30 overall in Washington, Oregon and Hawaii. HomeStreet Bank also operates 41 mortgage loan production offices in the Pacific Northwest, California and Hawaii, and four commercial lending offices in the Puget Sound region.

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Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the successful integration of the acquired branches, as well as statements that anticipate these events or their outcomes or success, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to retain the assets and customers related to these acquisitions, and our ability to realize the benefits expected from these transactions, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, and the competitive environment. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives more generally is contained in our Annual Report for 2012 and in Form 10-Q for the period ended September 30, 2013. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in the Pacific Northwest, California and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com